EXHIBIT 10.6
LEASE AGREEMENT

     THIS LEASE AGREEMENT (this “Lease”) is made by and between Harris Corporation (“Landlord”) with its address at 1025 West NASA Boulevard, Melbourne, Florida 32919 and Harris Stratex Networks, Inc. a corporation organized under the laws of Delaware (“Tenant”) with its address at Research Triangle Park, 637 Davis Drive, Morrisville, North Carolina 27560 and is dated as of the date on which this Lease has been fully executed by Landlord and Tenant.
1. Summary of Terms and Certain Definitions.
     (a)“PREMISES”(§2): Approximate rental square feet 23,707

Address:	1025 West NASA Blvd. Building C Melbourne, Florida 32919
     (b)“TERM” two (2) years plus any partial month from the Commencement Date (“Initial Term”). In addition to the Initial Term, two (2) one-year options may be exercised by Tenant provided Tenant and Landlord agree to a Annual Rental rate for each option year (“Extended Term”).
          (i) “COMMENCEMENT DATE”: See Commencement Certificate Form
          (ii) “EXPIRATION DATE”: See Section 5
     (c) Minimum Rent (§6) & Operating Expenses (§7)
          (i) “RENT” — Monthly Rental Rate during the Term — $45,219.48
          (ii)“TAX” — Florida 6% Rate (7(b)) — Monthly tax rate — $2,713.17
TOTAL MONTHLY RENTAL RATE — $47,932.65
          Increased as follows:

	Annual	Monthly

1-Option Year	To be negotiated but in	One twelfth of the
1	no event less than 103%	negotiated annual rate
of the previous annual
rate

2-Option Year	To be negotiated but in	One twelfth of the
2	no event less than 103%	negotiated annual rate
of the previous annual
rate
     (d) “USE” (§4): General office purposes (excluding any “place of public accommodation”).
     (e) “SECURITY DEPOSIT”(§28): none
     (f) “CONTENTS”: This Lease consists of the Index, pages 1 through 16 containing Sections 1 through 29 and the following, all of which are attached hereto and made a part of this Lease:

Exhibits:	“A” — Plan showing Premises	“C” — Building Rules
“B” — Commencement
Certificate Form
2. Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Premises as shown on attached Exhibit “A” within the Building (the Building and the areas outside the building intended for exclusive use of Tenant and the other occupants of the Building, the “Property”), together with the non-exclusive right with Landlord and other occupants of the Building to use Common Areas, as defined below, and the fixtures and furniture currently installed or located in the Premises.
3. Acceptance of Premises. Tenant has examined and knows the condition of the Property, the zoning, streets, sidewalks, parking areas, curbs and access ways adjoining it, visible easements, any surface conditions and the present uses, and the fixtures and furniture currently installed or located in the Premises, and Tenant accepts them in the condition in which they now are, without relying on any representation, covenant or warranty by Landlord. Tenant and its agents shall have the right, at Tenant’s own risk, expense and responsibility, at all reasonable times prior to the Commencement Date, to enter the Premises for the purpose of taking measurements and installing its furnishings and equipment; provided that the Premises are vacant and Tenant obtains Landlord’s prior written consent.
4. Use; Compliance.
          (a) Permitted Use. Tenant shall occupy and use the Premises for and only for the Use specified in Section 1(d) above and in such manner as is lawful, reputable, and will not create any nuisance or otherwise interfere with any other tenant’s normal operations or the management of the Building. Without limiting the foregoing, such Use shall exclude any use that would cause the Premises or the Property to be deemed a “place of public accommodation” under the Americans with Disability Act (the “ADA”) as further described in the Building Rules (defined below). All Common Areas shall be subject to Landlord’s exclusive control and management at all times. Tenant shall not use or permit the use of any portion of the Common Areas for other than their intended use.
          (b) Compliance. From and after the Commencement Date, Tenant shall comply promptly, at its sole expense, with all laws (including the ADA), ordinances, notices, orders, rules, regulations and requirements regulating the Property during the Term which impose any duty upon Landlord or Tenant with respect to use, occupancy of, or Tenant’s installations in or upon, the Property including the Premises, (as the same may be amended by Landlord from time to time, the “Building Rules”). Tenant shall be responsible, at its sole expense, for the cost of any alterations or improvements to the Property required by applicable law (including the ADA), ordinances, notices, orders, rules, regulations and requirements (“Required Alterations”) which arise by virtue of any alterations made by Tenant or its employees, agents, contractors, licensees or invitees (“Agents”) or by any Use by Tenant or its Agents other than specified in Section 1(d) above. Landlord shall be responsible, at its sole expense, for all other Required Alterations.
          (c) Environmental. Tenant shall comply, at its sole expense, with all Laws and Requirements as set forth above, all manufacturers’ instructions and all requirements of insurers relating to the treatment, production, storage, handling, transfer, processing, transporting, use, disposal and release of hazardous substances, hazardous mixtures, chemicals, pollutants, transporting, use, disposal and release of hazardous substances, hazardous mixtures, chemicals, pollutants, petroleum products, toxic or radioactive matter used or stored by Tenant on the Premises (the “Restricted Activities”). Tenant shall deliver to Landlord copies of all Material Safety Data Sheets or other written information prepared by manufacturers, importers or suppliers of any entity regulating any Restricted Activities.
          (d) Notice. If at any time during or after the Term, Tenant becomes aware of any inquiry, investigation or proceeding regarding the Restricted Activities or becomes aware of any claims, actions or investigations regarding the ADA, Tenant shall give Landlord written notice, within 5 days after first learning thereof, providing all available information and copies of any notices.

5. Term and Termination.
          (a) The Initial Term of this Lease shall commence on the Commencement Date and shall end at 11:59 p.m. on the last day of the Initial Term (the “Expiration Date”), without the necessity for notice from either party, unless sooner terminated in accordance with the terms hereof. Tenant shall confirm the Commencement Date and Expiration Date by executing a lease commencement certificate in the form attached as Exhibit “B”. In addition to the Initial Term, Tenant will have two (2) one-year options to renew this Lease (“Extended Term”). Tenant may exercise each option to renew the lease for an additional year provided Landlord and Tenant have agreed to the Annual Rental Rate for the option year being exercised. The parties to this Lease have agreed that the Annual Rental Rate for any option year shall in no event be less than one hundred and three (103%) percent of the prior Annual Rental Rate. In the event the parties are unable to agree to the Annual Rental Rate, then the lease shall not be renewed. Landlord shall have no responsibility or liability to Tenant in the event the parties are unable to agree to the Annual Rental Rate for each option year. Any and all exercises of an option shall be in writing given by Tenant at least ninety (90) days prior to the then-current expiration date, and a writing setting forth the agreed Annual Rental Rate applicable to any Extended Term shall be executed by both Parties and incorporated into this Lease as an amendment thereto.
          (b) Tenant shall have the option of termination this Lease at any time upon ninety (90) days prior written notice to Landlord provided that, unless otherwise agreed by the parties, Tenant shall pay, as an early termination fee and not as a penalty, (x) if such termination occurs during the first year of the Term one (1) full year’s Rent, and (y) if such termination occurs thereafter, the lesser of (i) six (6) months’ Rent and (ii) the Rent for the then-remaining Term of this Lease.
6. Annual Rent. Tenant agrees to pay to Landlord the Annual Rent in equal monthly installments in the amount set forth in Section 1(c) (as increased at the beginning of each option lease year as set forth in Section 1(c), in advance, on the first day of each calendar month during the Term, without notice, designates otherwise, provided that rent for the first full month shall be paid at the signing of this Lease. If the Commencement Date falls on a day other than the first day of a calendar month, the rent shall be apportioned pro rata on a per diem basis for the period from the Commencement Date until the first day of the following calendar month and shall be paid on or before the Commencement Date. As used in this Lease, the term “lease year” for any option year means the period from the anniversary of the Commencement Date if it falls on the first day of a calendar month and of the first day of the succeeding calendar month if it does not through the succeeding 12 full calendar months. This Lease as stated above is for an initial lease period of two (2) years plus any partial month between the Commencement Date and the first day of the next succeeding calendar month. For each exercisable Extended Term, the lease year shall mean the successive 12 month period thereafter.
7. Operation of Property; Expenses.
          (a) Payment of Operating Expenses. Included in the Annual Rental Rate are the expenses for operating and maintaining the Premises which costs may include by way of example rather than limitation: insurance premiums, fees, impositions, maintenance, service contracts, management and administrative fees, governmental permits, overhead expenses, costs of furnishing water, sewer, gas, fuel, electricity, other utility services, janitorial service, trash removal, security services, landscaping and grounds maintenance, and the cost of any other items attributable to operating or maintaining any or all of the Property excluding any costs which under generally accepted accounting principles are capital expenditures; provided, however, that annual operating costs also shall include the annual amortization (over an assumed useful life of ten years) of the costs (including financing charges) of building improvements made by Landlord to the Property after the Commencement Date that are required by any governmental authority or for the purpose of reducing operating expenses or directly enhancing the safety of tenants in the Building generally. Items specifically not included in the expenses for operating the Property shall be associated with operating each of these examples. Such expenses shall be the responsibility of Tenant, separate and apart from the amount owed Landlord under this Agreement. Landlord agrees to make access to telecommunications services available, to the same extent as they are at the Commencement Date of this Lease, however the cost of such service are in addition to the Annual Rental Rate and is borne by the Tenant.
          (b) Impositions. As used in this Lease “impositions” refer to all levies, taxes (including sales taxes and gross receipt taxes) and assessments, which are applicable to the Term, and which are imposed by any authority or under any law, ordinance or regulation thereof, or pursuant to any recorded covenants or agreements, and the reasonable cost of contesting any of the foregoing, upon or with respect to the Property or any part thereof, or any improvements thereto. Florida Statutes §212.031 requires a sales tax on monthly rental. Such tax is currently six percent (6%) of the monthly rental amount. Tenant shall pay to Landlord with the monthly payment of Rent any imposition imposed directly upon this Lease or the Rent (defined in Section 7(g)) or amounts payable by any subtenants or other occupants of the Premises, or against Landlord because of Landlord’s estate or interest herein.
               (i) Nothing herein contained shall be interpreted as requiring Tenant to pay any income, excess profits or corporate stock tax imposed or assessed upon Landlord.
               (ii) If it shall not be lawful for Tenant to reimburse Landlord for any of the impositions, the Annual Rent shall be increased by the amount of the portion of such imposition allocable to Tenant, unless prohibited by law.
          (c) Insurance.
               (i) Property. Landlord shall keep in effect insurance against loss or damage to the Building or the Property by fire and such other casualties as may be included within fire, extended coverage and special form insurance covering the full replacement cost of the Building (but excluding coverage of Tenant’s personal property in, and any alterations by Tenant to, the Premises), and such other insurance as Landlord may reasonably deem appropriate or as may be required from time-to-time by any mortgagee.
               (ii) Liability. Tenant, at its own expense, shall keep in effect comprehensive general public liability insurance with respect to the Premises and the Property, including contractual liability insurance, with such limits of liability for bodily injury (including death) and property damage as $1,000,000 per occurrence and a general aggregate limit of not less than $2,000,000 (which aggregate shall not limit the liability of Tenant hereunder. The policy of comprehensive general public liability insurance also shall name Landlord and Landlord’s agent as additional insured parties with respect to the Premises, shall be written on an “occurrence” basis and not on a “claims made” basis, shall provide that it is primary with respect to any policies carried by Landlord and that any coverage carried by Landlord shall be excess insurance, shall provide that it shall not be cancelable or reduced without at least 30 days prior written notice to Landlord and shall be issued in form satisfactory to Landlord. The insurer shall be a responsible insurance carrier which is authorized to issue such insurance and licensed to do business in the state in which the Property is located and which has at all times during the Term a rating of no less than A VII in the most current edition of Best’s Insurance Reports. Tenant shall deliver to Landlord on or before the Commencement Date, and subsequently renewals of, a certificate of insurance evidencing such coverage and the waiver of subrogation described below.
               (iii) Waiver of Subrogation. Landlord and Tenant shall have included in their respective property insurance policies waivers of their respective insurers’ right of subrogation against the other party. If such a waiver should be unobtainable or unenforceable, then such policies of insurance shall state expressly that such policies shall not be invalidated if, before a casualty, the insured waives the right of recovery against any party responsible for a casualty covered by the policy.
               (iv) Increase of Premiums. Tenant agrees not to do anything or fail to do anything which will increase the cost of Landlord’s insurance or which will prevent Landlord from procuring policies (including public liability) from companies and in form satisfactory to Landlord. If any breach of the preceding sentence by Tenant causes the rate of fire or other insurance to be increased, Tenant shall pay the amount of such increase as additional rent promptly upon being billed.
          (d) Repairs and Maintenance; Common Areas; Building Management.
               (i) Tenant at its sole expense shall maintain the Premises in a neat and orderly condition.
               (ii) Landlord shall make available to Tenant Common Areas generally made available to other tenants. “Common Areas “ means all areas and facilities outside the Premises and within the exterior boundary line of the Property that are designated by Landlord from time to time for the general non-exclusive use of Landlord, Tenant and other tenants of the Property and their respective employees, suppliers, customers and invitees, including, but not limited to, common entrances, lobbies, corridors, stairwells, public restrooms, cafeterias, elevators, parking areas, roadways and sidewalks located in Building C. Tenants shall request Landlord’s prior written consent to use or occupy any other area located on Campus. As used herein, the term “Campus” shall mean the buildings and surrounding areas located in close proximity of the Premises and generally used and occupied by Landlord.
               (iii) Landlord shall make all necessary repairs to the Premises, the Common Areas and any other improvements located on the Property, provided that Landlord shall have no responsibility to make any repair until Landlord receives written notice of the need for such repair. Landlord shall operate and manage the Property and shall maintain all Common Areas and any paved area appurtenant to the Property in a clean and orderly condition. Landlord reserves the right to make alterations to the Common Area from time to time.
               (iv) Notwithstanding anything herein to the contrary, Landlord shall not bear the expense of any repairs and replacements to the Property including the Premise requested by and for the Tenant’s use, occupancy or alteration of, or made at the sole expense of Tenant to the extent not covered by any applicable insurance proceeds to Landlord. Tenant shall not bear the expense of any repairs or replacements to the Property arising out of or caused by Landlord’s or any other tenant’s use, occupancy or alteration of, or any other tenant’s installation in or upon, the Property or by any act or omission of any other tenant or any other tenant’s Agents.
          (e) Utilities.
               (i) Landlord will furnish the Premises with electricity, heating and air conditioning for the normal use and occupancy of the Premises as general offices between 7:00 a.m. and 8:00 p.m., Monday through Friday (legal holidays excepted). If Tenant shall require electricity or install electrical equipment including but not limited to electrical heating, refrigeration equipment, electronic data processing machines, or machines or equipment using current in excess of 110 volts, which will in any way increase the amount of electricity usually furnished for use as general office space, or if Tenant shall attempt to use the Premises in such a manner that the services to be furnished by Landlord would be required during periods other than or in addition to business hours referred to above, Tenant will obtain Landlord’s prior written approval and will pay for the resulting additional direct expense, including the expense resulting from the installation of such equipment and meters, as additional rent promptly upon being billed. Landlord shall not be responsible or liable for any interruption in utility service, nor shall such interruption affect the continuation or validity of the lease.

               (ii) If at any time utility services supplied to the Premises are separately metered, the cost of installing Tenant’s meter and the cost of such separately metered utility service shall be paid by Tenant promptly upon being billed.
          (f) Janitorial Services. Landlord will provide Tenant with trash removal and janitorial services five (5) days a week, Monday through Friday.
          (g) “Rent.” The term “Rent” as used in this Lease means the Annual Rent (which includes the Operating Expenses), Florida Taxes (see paragraph 7(b) herein) and any other additional rent or sums payable by Tenant to Landlord pursuant to this Lease, all of which shall be deemed rent for purposes of Landlord’s rights and remedies with respect thereto. Tenant shall pay all Rent to Landlord within 30 days after Tenant is billed, unless otherwise provided in this Lease, and interest shall accrue on all sums due but unpaid.
8. Signs. Landlord, at Tenant’s expense, will place Tenant’s name and suite number on the Building standard sign and on or beside the entrance door to the Premises. Except for signs which are located wholly within the interior of the Premises and not visible from the exterior of the Premises, no signs shall be placed on the Property without the prior written consent of Landlord. All signs installed by Tenant shall be maintained by Tenant in good condition and Tenant shall remove all such signs at the termination of this Lease and shall repair any damage caused by such installation, existence or removal.
9. Alterations and Fixtures.
          (a) Subject to Section 10, Tenant shall have the right to install its trade fixtures in the Premises, provided that no such installation or removal thereof shall affect any structural portion of the Property nor any utility lines, communications lines, equipment or facilities in the Building serving any tenant other than Tenant. At the expiration or termination of this Lease or any Extended Term, at the option of Landlord or Tenant, Tenant shall remove such installation(s) and, in the event of such removal, Tenant shall repair any damage caused by such installation or removal; if Tenant, with Landlord’s written consent, elects not to remove such installation(s) at the expiration or termination of this Lease, all such installation shall remain on the Property and become the property of Landlord without payment by Landlord.
          (b) Except for non-structural changes which do not exceed $5,000 in the aggregate, Tenant shall not make or permit to be made any alterations to the Premises without Landlord’s prior written consent. Tenant shall pay the costs of any required architectural/engineering reviews. In making any alterations, (i) Tenant shall deliver to Landlord the plans, specifications and necessary permits, together with certificates evidencing that Tenant’s contractors and subcontractors have adequate insurance coverage naming Landlord and Landlord’s agent as additional insureds, at least 10 (ten) days prior to commencement thereof, (ii) such alterations shall not impair the structural strength of the Building or any other improvements or reduce the value of the Property or affect any utility lines, communications lines, equipment or facilities in the Building serving any tenant other than Tenant, (iii) Tenant shall comply with Section 10 and (iv) the occupants of the Building and of any adjoining property shall not be disturbed thereby. All alterations to the Premises by Tenant shall be the property of Tenant until the expiration or termination of this Lease; at that time all such alterations shall remain on the Property and become the property of Landlord without payment by Landlord unless Landlord gives written notice to Tenant to remove the same, in which event Tenant will remove such alterations and repair any resulting damage. At Tenant’s request prior to Tenant making any alterations, Landlord shall notify Tenant in writing, whether Tenant is required to remove such alterations at the expiration or termination of this Lease.

10. Mechanics’ Liens. Tenant shall not suffer any mechanic’s lien to be filed against the Premises by reason of work, labor, services or materials performed or furnished to Tenant or anyone holding the Premises, or any part hereof, through or under Tenant. If any mechanic’s lien or any notice of intention to file a mechanic’s lien shall at any time be filed against the Premises, Tenant shall at Tenant’s cost, within fourteen (14) days after knowledge or notice of the filing of any mechanic’s lien, cause the same to be removed or discharged of record by payment, bond, order of a court of competent jurisdiction, or otherwise.
If Tenant shall fail to remove or discharge any mechanic’s lien or any notice of intention to file a mechanic’s lien within the prescribed time, then in addition to any other right or remedy of Landlord, Landlord may, at its option, procure the removal or discharge of the same by payment or bond or otherwise. Any amount paid by Landlord for such purpose, together with all legal and other expenses of Landlord in procuring the removal or discharge or such lien or notice of intention and together with interest thereon at the highest permissible rate, shall be and become due and payable by Tenant to Landlord as additional rent, and in the event of Tenant’s failure to pay therefor within fifteen (15) days after demand, the same shall be added to and be due and payable with the next month’s rent.
Nothing contained in this Lease shall be construed as consent on the part of Landlord to subject Landlord’s estate in the Premises to any lien or liability arising out of Tenant’s use or occupancy of the premises.
11. Landlord’s Right to Relocate Tenant; Right of Entry.
          (a) Landlord may cause Tenant to relocate from the Premises to a comparable space (“Relocation Space”) within the Building or within a five (5) mile radius of the Building by giving written notice to Tenant at least sixty (60) days in advance, provided that Landlord shall pay for all reasonable costs of such relocation. Such relocation shall not terminate, modify or otherwise affect this Lease except that “Premises” shall refer to the Relocation Space rather than the location identified in Section 1(a) and the Rent shall be proportionately reduced if the net usable area in the Relocation Space is smaller than that of the Premises.
          (b) Tenant shall permit Landlord and its Agents to enter the Premises at all reasonable times following reasonable notice (except in the event of an emergency) for the purpose of inspection, maintenance or making repairs, alterations or additions as well as to exhibit the Premises for the purpose of sale or mortgage and, during the last 12 months of the Term, to exhibit the Premises to any prospective tenant. Landlord will make reasonable efforts not to inconvenience Tenant in exercising the foregoing rights, but shall not be liable for any loss of occupation or quiet enjoyment thereby occasioned.
          (c) Tenant shall be responsible for all costs incurred by Tenant when Tenant vacates or relocates from the leased Property or any moves made within the Property when such move is made at the sole request and convenience of Tenant.
12. Damage by Fire or Other Casualty.
          (a) If the Property or Building shall be damaged or destroyed by fire or other casualty, Tenant promptly shall notify Landlord and Landlord, subject to the conditions set forth in this Section 12, shall repair such damage and restore the Premises to substantially the same condition in which they were immediately prior to such damage or destruction, but not including the repair, restoration or replacement of the fixtures or alterations installed by Tenant. Landlord shall notify Tenant in writing, within 30 days after the date of the casualty, if Landlord anticipates that the restoration will take more than 180 days from the date of the casualty to complete; in such event, either Landlord or Tenant may terminate this Lease effective as of the date of casualty by giving written notice to the other within 10 days after Landlord’s notice.
          (b) Landlord shall maintain a 12 month rental coverage endorsement or other comparable form of coverage as part of its fire extended coverage and special form insurance. Tenant will receive an abatement of its Rent to the extent the Premises are rendered untenantable as determined by the carrier providing the rental coverage endorsement.
13. Condemnation.
          (a) Termination. If (i) all of the Premises are taken by a condemnation or otherwise for any public or quasi-public use, (ii) any part of the Premises is so taken and the remainder thereof is insufficient for the reasonable operation of Tenant’s business or (iii) any of the Property is so taken, and, in Landlord’s opinion, it would be impractical or the condemnation proceeds are insufficient to restore the remainder of the Property, then this Lease shall terminate and all unaccrued obligations hereunder shall cease as of the day before possession is taken by the condemnor.
          (b) Partial Taking. If there is a condemnation and this Lease has not been terminated pursuant to Section 13(a), (i) Landlord shall restore the Building and the improvements which are a part of the Premises to a condition and size as nearly comparable as reasonably possible to the condition and size thereof immediately prior to the date upon which the condemnor took possession and (ii) the obligations of Landlord and Tenant shall be unaffected by such condemnation except that there shall be an equitable abatement of the Rent according to the rental value of the Premises before and after the date upon which the condemnor took possession and/or the date Landlord completes such restoration.
          (c) Award. In the event of a condemnation affecting Tenant, Tenant shall have the right to make a claim against the condemnor for moving expenses and business dislocation damages to the extent that such claim does not reduce the sums otherwise payable by the condemnor to Landlord. Except as aforesaid and except as set forth in (d) below, Tenant hereby assigns all claims against the condemnor to Landlord.
          (d) Temporary Taking. No temporary taking of the Premises shall terminate this Lease or give Tenant any right to any rental abatement. Any award for such temporary taking during the Term shall be applied first, to Landlord’s costs of collection and, second, on account of sums owing to Tenant hereunder, and if such amounts applied on account of sums owing by Tenant hereunder should exceed the entire amount owing by Tenant for the remainder of the Term, the excess will be paid to Tenant.
14. Non-Abatement of Rent. Except as otherwise expressly provided as to damage by fire or other casualty in Section 12(b) and as to condemnation in Section 13(b), there shall be no abatement or reduction of the Rent for any cause whatsoever, and this Lease shall not terminate, and Tenant shall not be entitled to surrender the Premises.
15. Indemnification of Landlord. (a) Subject to Sections 7(c)(iii) and 16, Tenant will protect, indemnify and hold harmless Landlord and its Agents from and against any and all claims, actions, damages, liability and expense (including fees of attorneys, investigators and experts) in connection with loss of life, personal injury or damage to property in or about the Premises arising out of the occupancy or use of the Premises by Tenant or its Agents or occasioned wholly or in part by any act or omission of Tenant or its Agents, whether prior to, during or after the Term, except to the extent such loss, injury or damage was caused by the negligence of Landlord or its Agents. In case any action or proceeding is brought against Landlord and/or its Agents by reason of the foregoing, Tenant, at its expense, shall resist and defend such action or proceeding, or cause the same to be resisted and defended by counsel (reasonably acceptable to Landlord and its Agents) designated by the insurer whose policy covers such occurrence or by counsel designated by Tenant and approved by Landlord and its Agents. Tenant’s obligations pursuant to this Section 15 shall survive the expiration or termination of this Lease.
          (b) Landlord shall indemnify and hold harmless Tenant, its agents and employees from any and all damages, claims, causes of action, fines, penalties, losses, liabilities, judgment and expenses directly incurred as a result of (i) claims advanced by third persons and arising out of Landlord’s, its employees, or agent’s sole negligence, which is, in any manner connected with the use, ownership or occupancy of the property herein; (ii) claims arising from any loss occurring within the Common Area of the Premises, of which Tenant has either no control under the terms of the Lease or where none of Tenants actions or the actions of its employees, agents or invitees contributed to such claim.
16. Waiver of Claims. Landlord and Tenant each hereby waives all claims for recovery against the other for any loss or damage which may be inflicted upon the property of such party even if such loss or damage shall be brought about by the fault or negligence of the other party or its Agents; provided, however, that such waiver by Landlord shall not be effective with respect to any liability of Tenant described in
Sections 4(c) and 7(d) (iii).
17. Quiet Enjoyment. Landlord covenants that Tenant, upon performing all of its covenants, agreements and conditions of this Lease, shall have quiet and peaceful possession of the Premises as against anyone claiming by or through Landlord, subject, however, to the exceptions, reservations and conditions of this Lease.
18. Assignment and Subletting.
          (a) Limitation. Tenant shall not transfer this Lease, voluntarily, involuntarily, or by operation of law, without the prior written consent of Landlord. Any attempted transfer shall be null and void at the option of Landlord, and Landlord may exercise any or all of its rights under Section 23. A consent to one transfer shall not be deemed to be a consent to any subsequent transfer. The term “transfer” shall include any sublease, assignment, license or concession agreement, change in ownership or control of Tenant (other than any such change resulting from any action taken by Landlord in its capacity as a stockholder in Tenant or from any action taken by Tenant approved by the Board of Directors of Tenant at a time when Landlord was entitled to designate a majority of the directors of Tenant), mortgage or hypothecation of this Lease or Tenant’s interest therein or in all or a portion of the Premises.
          (b) Offer to Landlord. Tenant acknowledges that the terms of this Lease, including the Rent, have been based on the understanding that Tenant physically shall occupy the Premises for the entire Term. Therefore, upon Tenant’s request to transfer all or a portion of the Premises, at the option of Landlord, Tenant and Landlord shall execute an amendment to this Lease removing such space from the Premises. Tenant shall be relieved of any liability with respect to such space and Landlord shall have the right to lease such space to any party, including Tenant’s proposed transferee.
          (c) Conditions. Notwithstanding the above, the following shall apply to any transfer, with or without Landlord’s consent:

               (i) As of the date of any transfer, Tenant shall not be in default under this Lease nor shall any act or omission have occurred which would constitute a default with the giving of notice and/or the passage of time.
               (ii) No transfer shall relieve Tenant of its obligation to pay the Rent and to perform all its other obligations hereunder. The acceptance of Rent by Landlord from any person shall not be deemed to be a waiver by Landlord of any provision of this Lease or to be a consent to any transfer.
               (iii) Each transfer shall be by a written instrument in form and substance satisfactory to Landlord which shall (A) include an assumption of liability by any transferee of all Tenant’s obligations and the transferee’s ratification of and agreement to be bound by all the provisions of this Lease, (B) afford Landlord the right of direct action against the transferee pursuant to the same remedies as are available to Landlord against Tenant and (C) be executed by Tenant and the transferee.
               (iv) Tenant shall pay, within 10 days of receipt of an invoice which shall be no less than $250, Landlord’s reasonable attorneys’ fees and costs in connection with the review, processing and documentation of any transfer for which Landlord’s consent is requested.
19. Subordination; Mortgagee’s Rights.
          (a) This Lease shall be subordinate to any first mortgage or other primary encumbrance now or hereafter affecting the Premises. Although the subordination is self-operative, within 10 days after written request, Tenant shall execute and deliver any further instruments confirming such subordination of this Lease and any further instruments of attornment that may be desired by any such mortgagee or Landlord. However, any mortgagee may at any time subordinate its mortgage to this Lease, without Tenant’s consent, by giving written notice to Tenant, and thereupon this Lease shall be deemed prior to such mortgage without regard to the respective dates of execution and delivery; provided, however, that such subordination shall not affect any mortgagee’s right of condemnation awards, casualty insurance proceeds, intervening liens or any right which shall arise between the recording of such mortgage and the execution of this Lease.
          (b) It is understood and agreed that any mortgagee shall not be liable to Tenant for any funds paid by Tenant to Landlord unless such funds actually have been transferred to such mortgagee by Landlord.
          (c) Notwithstanding the provisions of Sections 12 and 13 above, Landlord’s obligation to restore the Premises after a casualty or condemnation shall be subject to the consent and prior rights of Landlord’s first mortgagee.
20. Recording; Tenant’s Certificate. Tenant shall not record this Lease or a memorandum thereof without Landlord’s prior written consent. Within 10 days after Landlord’s written request from time to time:
          (a) Tenant shall execute, acknowledge and deliver to Landlord a written statement certifying the Commencement Date and Expiration Date of this Lease, that this Lease is in full force and effect and has not been modified and otherwise as set forth in the form of estoppel certificate reasonably requested by Landlord and/or such other certifications as may be requested by a mortgagee or purchaser. Tenant understands that its failure to execute such documents may cause Landlord serious financial damage by causing the failure of a financing or sale transaction.

          (b) Tenant shall furnish to Landlord, Landlord’s mortgagee, prospective mortgagee or purchaser reasonably requested financial information.
     21. Surrender; Abandoned Property.
          (a) Subject to the terms of Section 9(b), 12(a) and 13(b), at the expiration or termination of this Lease, Tenant promptly shall yield up in the same condition, order and repair in which they are required to be kept throughout the Term, including any exercised options, the Premises and any improvements thereto, and all fixtures and equipment serving the Building, ordinary wear and tear excepted.
          (b) Upon or prior to the expiration or termination of this Lease, Tenant shall remove any personal property from the Property. Any personal property remaining thereafter shall be deemed conclusively to have been abandoned, and Landlord, at Tenant’s expense, may remove, store, sell or otherwise dispose of such property in such manner as Landlord may see fit and/or Landlord may retain such property as its property. If any part thereof shall be sold, then Landlord may receive and retain the proceeds of such sale and apply the same, at its option, against the expenses of the sale, the cost of moving and storage and any Rent due under this Lease.
          (c) If Tenant, or any person claiming through Tenant, shall continue to occupy the Premises after the expiration or termination of this Lease or any renewal thereof, such occupancy shall be deemed to be under a month-to-month tenancy under the same terms and conditions set forth in this Lease, except that the Rent shall be increased 150% from the then current rate and in no event shall such month-to-month tenancy exceed two (2) months or sixty (60) days. Anything to the contrary notwithstanding, any holding over by Tenant without Landlord’s prior written consent shall constitute a default hereunder and shall be subject to all the remedies available to Landlord.
22. Curing Tenant’s Defaults. If Tenant shall be in default in the performance of any of its obligations hereunder, Landlord without any obligation to do so, in addition to any other rights it may have in law or equity, may elect to cure such default on behalf of Tenant after written notice (except in the case of emergency) to Tenant. Tenant shall reimburse Landlord upon demand for any sums paid or costs incurred by Landlord in curing such default, including interest thereon from the respective dates of Landlord incurring such costs, which sums and costs together with interest shall be deemed additional rent.
23. Defaults — Remedies.
          (a) Defaults. It shall be an event of default:
               (i) If Tenant does not pay in full when due any and all Rent;
               (ii) If Tenant fails to observe and perform or otherwise breaches any other provision of this Lease;
               (iii) If Tenant abandons the Premises, which shall be conclusively presumed if the Tenant fails to make the Monthly Rental Payment and the Premises remain unoccupied for more than 10 consecutive days; or
               (iv) If Tenant becomes insolvent or bankrupt in any sense or makes a general assignment for the benefit of creditors or offers a settlement to creditors, or if a petition in bankruptcy or for reorganization or for an arrangement with creditors under any federal or state law is filed by or against

Tenant, or a bill in equity or other proceeding for the appointment of a receive for any of Tenant’s assets is commenced, or if any of the real or personal property of Tenant shall be levied upon; provided, however, that any proceeding brought by anyone other than Landlord or Tenant under any bankruptcy, insolvency, receivership or similar law shall not constitute a default until such proceeding has continued unstayed for more than 60 consecutive days.
          (b) Remedies. Then, and in any such event, Landlord shall have the following rights:
               (i) To charge a late payment fee equal to the greater of $2,000 or 5% of any amount owed to Landlord pursuant to this Lease which is not paid within 15 days after the due date;
               (ii) To enter and repossess the Premises, by breaking open locked doors if necessary, and remove all persons and all or any property therefrom, by action at law or otherwise, without being liable for prosecution or damages therefor, and Landlord may at Landlord’s option, make alterations and repairs in order to relet the Premises and relet all or any part(s) of the Premises for Tenant’s account. Tenant agrees to pay to Landlord on demand any deficiency that may arise by reason of such reletting. In the event of reletting without termination of this Lease, Landlord may at any time thereafter elect to terminate this Lease for such previous breach;
               (iii) To accelerate the whole or any part of the Rent for the balance of the Term, and declare the same to be immediately due and payable;
               (iv) To terminate this Lease and the Term without any right on the part of Tenant to save the forfeiture by payment of any sum due or by other performance of any condition, term or covenant broken;
               (v) In the event of a breach or threatened breach by Tenant of any of the covenants or provisions hereof, Landlord shall have the right of injunction and the right to invoke any remedy allowed at law or in equity as if re-entry, summary proceedings and other remedies were not herein provided for;
               (vi) No right or remedy herein conferred upon or reserved to Landlord is intended to be exclusive of any other right or remedy herein or by law provided but each shall be cumulative and in addition to every other right or remedy given herein or now or hereafter existing at law or in equity or by statute; or
               (vii) The right to pursue the remedies herein provided against Tenant and to enforce all of the other provisions of this Lease may, at the option of any assignee of this Lease, be exercised by any assignee of the Landlord’s right, title and interest in this Lease in his, her or their own name, any statute, rule of court, custom, or practice to the contrary notwithstanding.
          (c) Grace Period. Notwithstanding anything hereinabove stated, neither party will exercise any available right because of any default of the other, except those remedies contained in subsection (b)(i) of this Section, unless such party shall have first given 10 days written notice thereof to the defaulting party, and the defaulting party shall have failed to cure the default within such period; provided, however, that;
               (i) No such notice shall be required if Tenant fails to comply with the provisions of Sections 10 or 20(a), in the case of emergency as set forth in Section 22 or in the event of any default enumerated in subsections (a)(iii) and (iv) of this Section.

               (ii) Landlord shall not be required to give such 10 days notice more than 2 times during any 12-month period.
               (iii) If the default consists of something other than the failure to pay money which cannot reasonably be cured within 10 days, neither party will exercise any right if the defaulting party begins to cure the default within the 10 days and continues actively and diligently in good faith to completely cure said default.
               (iv) Tenant agrees that any notice given by Landlord pursuant to this Section which is served in compliance with Section 27 shall be adequate notice for the purpose of Landlord’s exercise of any available remedies.
          (d) Non-Waiver; Non-Exclusive. No waiver by Landlord of any breach by Tenant shall be a waiver of any subsequent breach, nor shall any forbearance by Landlord to seek a remedy for any breach by Tenant be a waiver by Landlord of any rights and remedies with respect to such or any subsequent breach. Efforts by Landlord to mitigate the damages caused by Tenant’s default shall not constitute a waiver of Landlord’s right to recover damages hereunder. No right or remedy herein conferred upon or reserved to Landlord is intended to be exclusive of any other right or remedy provided herein or by law, but each shall be cumulative and in addition to every other right or remedy given herein or now or hereafter existing at law or in equity. No payment by Tenant or receipt or acceptance by Landlord of a lesser amount than the total amount due Landlord under this Lease shall be deemed to be other than on account, nor shall any endorsement or statement on any check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of Rent due, or Landlord right to pursue any other available remedy.
          (e) Costs and Attorneys’ Fees. If either party commences an action against the other party arising out of or in connection with this Lease, the prevailing party shall be entitled to have and recover from the losing party attorneys’ fees, costs of suit, investigation expenses and discovery costs, including costs of appeal.
24. Representations and Covenants of Tenant. Tenant represents and covenants to Landlord that:
          (a) The word “Tenant” as used herein includes the Tenant named above as well as its successors and permitted assigns, each of which shall be under the same obligations and liabilities and each of which shall have the same rights, privileges and powers as it would have possessed had it originally signed this Lease as Tenant. Each and every of the persons named above as Tenant shall be bound jointly and severally by the terms, covenants and agreements contained herein. However, no such rights, privileges or powers shall inure to the benefit of any assignee of Tenant immediate or remote, unless Tenant has complied with the terms of Section 18 and the assignment to such assignee is permitted or has been approved in writing by Landlord. Any notice required or permitted by the terms of this Lease may be given by or to any one of the persons named above as Tenant, and shall have the same force and effect as is given by or to all thereof.
          (b) If Tenant is a corporation, partnership or any other form of business association or entity, Tenant is duly formed and in good standing, and has full corporate or partnership power and authority, as the case may be, to enter into this Lease and has taken all corporate or partnership action, as the case may be, necessary to carry out the transaction contemplated herein, so that when executed, this Lease constitutes a valid and binding obligation enforceable in accordance with its terms. Tenant shall provide Landlord with corporate resolutions or other proof in a form acceptable to Landlord, authorizing the execution of this Lease at the time of such execution.

25. Liability of Landlord. The word “Landlord” as used herein includes the Landlord named above as well as its successors and assigns, each of which shall have the same rights, remedies, powers, authorities and privileges as it would have had it originally signed this Lease as Landlord. Any such person or entity, whether or not named herein, shall have no liability hereunder after it ceases to hold title to the Premises except for obligations already accrued (and, as to any unapplied portion of Tenant’s Security Deposit, Landlord shall be relieved of all liability therefor upon transfer of such portion to its successor in interest) and Tenant shall look solely to Landlord’s successor in interest for the performance of the covenants and obligations of the Landlord hereunder which thereafter shall accrue. Neither any principal of Landlord nor any owner of the Property other than Landlord, whether disclosed or undisclosed, shall have any personal liability with respect to any of the provisions of this Lease or the Premises. No mortgagee or lessor succeeding to the interest of Landlord hereunder (either in terms of ownership or possessory rights) shall be (a) liable for any previous act or omission of a prior landlord, (b) subject to any rental offsets or defenses against a prior landlord or (c) bound by an amendment of this Lease made without its written consent, or by payment by Tenant of Rent in advance in excess of one monthly installment.
26. Interpretation; Definitions.
          (a) Captions. The captions in this Lease are for convenience only and are not a part of this Lease and do not in any way define, limit, describe or amplify the terms and provisions of this Lease or the scope of intent thereof.
          (b) Entire Agreement. This Lease represents the entire agreement between hereto and there are no collateral or oral agreements or understandings between Landlord and Tenant with respect to the Premises or the Property. No rights, easement or licenses are acquired in the Property or any land adjacent to the Property by Tenant by implication or otherwise except as expressly set forth in the provisions of this Lease. This Lease shall not be modified in any manner except by an instrument in writing executed by the parties. The masculine (or neuter) pronoun and the singular number shall include the masculine, feminine and neuter genders and the singular and plural number. The word “including” followed by any specific item(s) is deemed to refer to examples rather than to be words of limitations. Both parties having participated fully and equally in the negotiation and preparation of this Lease, this Lease shall not be more strictly construed, nor any ambiguities in this Lease resolved, against either Landlord or Tenant.
          (c) Covenants. Each covenant, agreement, obligation, term, condition or other provision herein contained shall be deemed and construed as a separate and independent covenant of the party bound by, undertaking or making the same, not dependent on any other provision of this Lease unless otherwise expressly provided. All of the terms and conditions set forth in this Lease shall apply throughout the Term unless otherwise expressly set forth herein.
          (d) Interest. Wherever interest is required to be paid hereunder, such interest shall be at the highest rate permitted under law but not in excess of 15% per annum.
          (e) Severability; Governing Law. If any provisions of this Lease shall be declared unenforceable in any respect, such unenforceability shall not affect any other provision of this Lease, and each such provision shall be deemed to be modified, if possible, in such a manner as to render it enforceable and to preserve to the extent possible the intent of the parties as set forth herein. This Lease shall be construed and enforced in accordance with the laws of the state in which the Property is located.
          (f) “Mortgage” and “Mortgagee.” The word “Mortgage” as used herein includes any lien or encumbrance on the Premises of the Property or on any part of or interest in or appurtenance to any of the foregoing, including without limitation any ground rent or ground lease if Landlord’s interest is or becomes a leasehold estate. The word “mortgage” as used herein includes the holder of any mortgage, including any ground lessor if Landlord’s interest is or becomes a leasehold estate. Wherever any right is given to a mortgagee that right may be exercised on behalf of such mortgagee by any representative or servicing agent of such mortgagee.
          (g) “Person.” The word “Person” is used herein to include a natural person, a partnership, a corporation, an association and any other form of business association or entity.
27. Notices. Any notice or other communication under this Lease shall be in writing and addressed to Landlord or Tenant at their respective addresses specified at the beginning of this Lease, except that after the Commencement Date Tenant’s address shall be at the premises (or to such other address as either may designate by notice to the other), with a copy to any mortgagee or other party designated by Landlord. Each notice or other communication shall be deemed given if sent by prepaid overnight delivery service or by certified mail, return receipt requested, postage prepaid or in any other manner, with delivery in any case evidenced by a receipt, and shall be deemed received on the day of actual receipt by the intended recipient or on the business day delivery is refused. The giving of notice by Landlord’s attorneys, representatives and agents under this Section shall be deemed to be the acts of Landlord; however, the foregoing provisions governing the date on which a notice is deemed to have been received shall mean and refer to the date on which a party to this Lease, and not its counsel or other recipient to which a copy of the notice may be sent, is deemed to have received the notice.
28. Security Deposit. Intentionally Deleted.
29. Radon Gas. Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.

     IN WITNESS WHEREOF, and in consideration of the mutual entry into this Lease and for other good and valuable consideration and intending to be legally bound, Landlord and Tenant have executed this Lease.

Date signed: January 26, 2007	Landlord:
Witness:
/s/ Margaret E. Vickery	By: /s/ R. Kent Buchanan
Name (printed): Margaret E. Vickery	Name: R. Kent Buchanan
Title: Vice President, Corporate Technology and Development

/s/ Betty Y. Sorensen
Name (printed): Betty Y. Sorensen
Date signed: January 26, 2007	Tenant:
Witness:
/s/ Meena Elliott	By: /s/ Guy M. Campbell
Name (printed): Meena Elliott	Name: Guy M. Campbell
Title: Chief Financial Officer and President

/s/ Diana Fay
Name (printed): Diana Fay
{CORPORATE SEAL}

EXHIBIT “A”

Premises
[omitted]

EXHIBIT “B”

Lease Commencement Certificate
[omitted]

EXHIBIT “C”

Building Rules
[omitted]